Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 85 Oxford Drive Moonachie, NJ 07074

CONTACT:	Emerson Radio Corp. Andrew Davis Chief Financial Officer (973) 428-2036	or:	Investor Relations: Robert Maffei Investor Relations Manager (973) 428-2098
Friday, September 10, 2010
EMERSON RADIO CORP. ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER
MOONACHIE, N.J. — September 10, 2010 — Emerson Radio Corp. (NYSE AMEX: MSN) today announced that its Board of Directors appointed Andrew Davis, age 42, to the positions of Executive Vice President and Chief Financial Officer effective September 3, 2010. Mr. Davis has served as Vice President, Finance and Corporate Controller of Emerson Radio since August 2007. In addition, Mr. Davis serves as the Secretary and Treasurer of Emerson Radio.
Emerson also announced that Greenfield Pitts, age 60, resigned from his positions as Executive Vice President, Chief Financial Officer and a director of Emerson Radio effective September 3, 2010. Mr. Pitts will continue to serve Emerson Radio in a consulting capacity for a period of one year, beginning September 4, 2010.
Adrian Ma, Chief Executive Officer of Emerson Radio, stated “We would like to thank Mr. Pitts for his many contributions to the company over the past five years. We are delighted that he has agreed to serve in an advisory role for the next year and to assist in assuring a smooth transition to Mr. Davis as he assumes the additional role of Chief Financial Officer.”

About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.